Exhibit 99.1

Gain Therapeutics Reports Financial Results for Third Quarter 2024 and Provides Corporate Update

Initiation of Phase 1b Study of GT-02287 in Parkinson’s patients expected by end of 2024

BETHESDA, Md., November 14, 2024 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reports financial results for the quarter ended September 30, 2024, and provides a corporate update.

“The third quarter of 2024 marked substantial progress for Gain and the development of GT-02287, our lead candidate for the treatment of Parkinson’s disease in patients with or without the GBA1 mutation. Data from our Phase 1 study for GT-02287 presented recently at both the International Congress of Parkinson’s Disease and Movement Disorders and the Michael J Fox Foundation Annual Parkinson's Disease Therapeutics Conference demonstrated target engagement with a 53% increase in GCase activity along with favorable safety and tolerability in healthy volunteers. We believe these outcomes derisk the upcoming Phase 1b study in patients with Parkinson’s disease that remains on track to initiate before year end 2024.  We also submitted the pre-IND package for our upcoming meeting with the FDA scheduled before year end to facilitate the Phase 2 expansion of our clinical development plans for GT-02287 in 2025, moving us significantly closer to developing the first disease-modifying therapy for patients with Parkinson’s disease,” said Gene Mack, Interim CEO and CFO of Gain Therapeutics.

Third Quarter 2024 and Recent Corporate Highlights

Pipeline Updates

●	Announced positive results from the Multiple Ascending Dose (MAD) part of the Phase 1 study of GT-02287, the Company’s lead candidate being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation. Results from the study demonstrated the safety and tolerability of GT-02287 along with an increase in GCase activity of 53% in healthy volunteers. The positive results from the Phase 1 study and design of the upcoming Phase 1b clinical trial were featured at the following conferences:
o	A late-breaker poster and oral presentation at The International Congress of Parkinson’s Disease and Movement Disorders in September 2024 in Philadelphia, PA.
o	An oral presentation at the Michael J. Fox Foundation’s 16th Annual Parkinson’s Disease Therapeutics Conference in October 2024 in New York, NY.
o	A virtual webinar hosted by Gain Therapeutics in September 2024 that reviewed all the data from the study.
●	Presented preclinical data at the Neuroscience 2024 conference in October 2024 in Chicago, IL that the Company believes further elucidates the disease modifying potential of GT-02287 by evaluating the effect of withdrawing treatment in animal models and the improvement in mitochondrial health related to administration of GT-02287 .

o	GT-02287 was shown to rescue deficits in neuromuscular function and motor coordination in animal models of GBA1 and idiopathic Parkinson’s disease models and to prevent the development of deficits in cognition and activities of daily living. Notably, withdrawal of GT-02287 for more than one week did not significantly affect performance in any of the tests, suggesting a disease modifying effect.
o	GT-02287 reduced the level of mitochondrial reactive oxygen species (ROS) as well as ameliorating lysosomal pathology, reducing α-synuclein aggregation, and providing a neuroprotective effect. In an in vivo model in which mice were subjected to toxic insult by CBE and injection of α-synuclein preformed fibrils (PFFs) into the striatum – delayed administration of GT-02287 reduced levels of mitochondrial protein Miro1, an important maker for mitophagy; aggregated α-synuclein and plasma neurofilament light chain (NfL), a marker of neurodegeneration; as well as completely restoring motor function to control levels.
●	Presented poster in October 2024 in Barcelona, Spain highlighting the Company’s Magellan™ drug discovery platform to identify allosteric inhibitors targeting discoidin domain receptor 2 at the 36th EORTC-NCI-AACR Symposium.

Upcoming Milestones

●	Initiation of Phase 1b trial evaluating GT-02287 in Parkinson’s disease patients expected in Q4 2024
●	Pre-IND meeting with the U.S. Food and Drug Administration (FDA) anticipated by the end of 2024

Q3 2024 Financial Results

Research and development expenses increased by $0.3 million to $2.6 million for the three months ended September 30, 2024, as compared to $2.3 million for the three months ended September 30, 2023. The increase in research and development expenses was primarily related to costs associated with the Clinical Phase 1 trial of our lead program GT-02287 for the treatment of Parkinson’s Disease.

General and administrative expenses decreased by $0.7 million to $1.8 million for the three months ended September 30, 2024, as compared to $2.5 million for the three months ended September 30, 2023. The decrease in general and administrative expenses for the period was primarily attributable to a decrease in legal and professional fees relating to general corporate matters and a decrease in stock-based compensation expenses.

Net loss for the three months ended September 30, 2024, was $0.17 per share, basic and diluted, compared to $0.37 per share, basic and diluted, for the three months ended September 30, 2023.

Cash, cash equivalent and marketable securities were $12 million as of September 30, 2024, compared to $16.8 million as of December 31, 2023.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation. Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma exposure in the projected therapeutic range, CNS exposure, and target engagement and modulation of GCase enzyme.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks associated with market conditions and the satisfaction of customary closing conditions related to the offering and uncertainties related to the offerings and the use of proceeds from the offerings. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s prospectus supplement to be filed with the SEC, and the documents incorporated by reference therein, including the Company’s Form 10-K for the year ended December 31, 2023 and Form 10-Q for the quarter ended September 30, 2024.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Apaar Jammu and Chuck Padala

ajammu@gaintherapeutics.com

chuck@lifesciadvisors.com

Media Contacts:

Russo Partners

Nic Johnson and Elio Ambrosio

nic.johnson@russopartnersllc.com

elio.ambrosio@russopartnersllc.com

(760) 846-9256

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Collaboration revenues	$—	$—	$—	$55,180
Other income	—	—	—	—
Total revenues	$—	$—	$—	$55,180

Operating expenses:
Research and development	(2,621,722)	(2,367,482)	(9,566,259)	(9,146,630)
General and administrative	(1,837,242)	(2,517,523)	(7,453,229)	(8,754,453)
Total operating expenses	(4,458,964)	(4,885,005)	(17,019,488)	(17,901,083)

Loss from operations	$(4,458,964)	$(4,885,005)	$(17,019,488)	$(17,845,903)

Other income/(expense):
Interest income, net	105,405	106,000	305,239	387,964
Foreign exchange gain/(loss), net	(121,139)	82,198	103,362	(20,839)
Loss before income tax	$(4,474,698)	$(4,696,807)	$(16,610,887)	$(17,478,778)

Income tax	(10,994)	(21,456)	(32,077)	(64,773)

Net loss	$(4,485,692)	$(4,718,263)	$(16,642,964)	$(17,543,551)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.17)	$(0.37)	$(0.78)	$(1.42)
Weighted average common shares - basic and diluted	26,531,747	12,701,401	21,273,422	12,342,031

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$12,049,522	$11,794,949
Marketable securities - current	—	4,999,704
Tax credits	373,726	242,577
Prepaid expenses and other current assets	1,318,092	741,638
Total current assets	$13,741,340	$17,778,868

Non-current assets:
Property and equipment, net	$119,610	$125,962
Internal-use software	156,256	193,375
Operating lease - right of use assets	281,578	459,215
Restricted cash	33,873	34,021
Long-term deposits and other non-current assets	33,007	17,890
Total non-current assets	624,324	830,463
Total assets	$14,365,664	$18,609,331

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,098,453	$1,318,965
Operating lease liability - current	178,781	229,693
Other current liabilities	2,491,254	2,160,366
Deferred income - current	708,027	1,122,138
Loans - current	118,280	118,797
Total current liabilities	$4,594,795	$4,949,959

Non-current liabilities:
Defined benefit pension plan	$323,266	$307,454
Operating lease liability - non-current	96,222	229,855
Deferred income - non-current	65,869	94,786
Loans - non-current	376,130	449,053
Total non-current liabilities	861,487	1,081,148
Total liabilities	$5,456,282	$6,031,107

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of September 30, 2024 and December 31, 2023.	—	—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 25,962,246 issued and outstanding as of September 30, 2024; 16,206,680 issued and outstanding as of December 31, 2023.	2,596	1,621
Additional paid-in capital	86,090,657	73,113,079
Accumulated other comprehensive income	242,810	247,241
Accumulated deficit	(60,783,717)	(38,516,197)
Loss for the period	(16,642,964)	(22,267,520)
Total stockholders’ equity	8,909,382	12,578,224
Total liabilities and stockholders’ equity	$14,365,664	$18,609,331